Exhibit 10.13

PRIVATE AND CONFIDENTIAL

The Directors

Mix Telematics Limited

P O Box 12326

Vorna Valley

1686

Attention: Megan Pydigadu

Date	Direct telephone number	In reply please quote our reference	Your reference
25 February 2013	(011) 631-2588	C Strydom/J Naidoo/T Rapetswa

Dear Sirs

BANKING FACILITIES

The Standard Bank of South Africa Limited (“the Bank”) confirms having granted certain banking facilities (“the Facilities”) to Mix Telematics Limited (“the Customer”). The facilities shall upon signature of this offer letter (“the/this Offer Letter”) by the Customer and any other signatories, be subject to the revised terms and conditions contained in this Offer Letter and in all appendices hereto (hereinafter, this Offer Letter and all appendices hereto are collectively referred to as “the/this Facility Letter”).

1.	The Facilities

Nature of Facility	Maximum Aggregate Limit
General Short Term Banking Facility (“GSTBF”)	R 70 000 000
Vehicle and Asset Finance	R 8 000 000 (subject to paragraph 7.2 of Appendix B to this Offer Letter)
Fleet Management Services	R 500 000 (subject to paragraph 7.2 of Appendix B to this Offer Letter)
Guarantees by Bank • Performance Guarantees	R 10 000 000
Derivative Products Trading Facility	R 50 000

2.	Conditions Precedent

2.1.	Any new terms contained in this Facility Letter and which are, in the opinion of the Bank, for the benefit of the Customer (including but not limited to any increased or new limits), shall only become of force and effect upon fulfillment, to the satisfaction of the Bank:

2.1.1.	that together with this Facility Letter, the Bank is furnished with a certified copy/ies of the supporting resolution/s in relation to this Facility Letter along the lines of the enclosed specimen/s or in a format otherwise acceptable to the Bank;

Corporate and Investment Banking 3 Simmonds Street Johannesburg 2001

PO Box 61344 Marshalltown 2107 South Africa www.standardbank.co.za

Tel. Switchboard: +27 (0)11 636-9115 Direct: +27 (0)11 636-9115 Fax: +27 (0)11 636-2387

VAT Registration Number 4100105461

The Standard Bank of South Africa Limited (Reg.No. 1962/00738/06) Authorised financial services provider and registered credit provider (NCRCP15)

Directors: T M F Phaswana (Chairman), S K Tahabalala* (Chief Executive), D D B Band,

R M W Dunne#, T S Gcabashe, K P Kalyan, S J Macozoma, J H Marae*, Adv K D Moroka,

A C Nissan, M C Ramaphosa, S P Ridley*, M J D Ruck, Lord Smith of Kelvin, KDF E M Woods

Secretary: Z Stephen 01/11/2012 *Executive Director #British	INITIALS

2.1.2.	that the Customer’s Company Secretary signs the confirmation at the foot of this Offer Letter and to the extent that the memorandum and articles of association, or memorandum of incorporation, as the case may be, of the Customer have/has been amended since the furnishing of same to the Bank, provides the Bank with copies of the amending resolutions together with this Facility Letter;

2.1.3.	that the Company Secretary of each of the Additional Parties signs the confirmation at the foot of this Offer Letter and to the extent that the memorandum and articles of association, or memorandum of Incorporation, as the case may be, of the Additional Parties have/has been amended since they were furnished to the Bank, provides the Bank with copies of the amending resolutions together with this Facility Letter;

2.1.4.	that the Bank is satisfied that the borrowing powers of the Customer and each of the Additional Parties as provided for in their memorandum and articles of association, or memorandum of incorporation, as the case may be, are unlimited, or alternatively that the Facilities are within the amount authorised by the Customer and each of the Additional Parties in terms of their respective borrowing powers;

2.1.5.	that the Bank is satisfied each provider of security in terms of paragraph 3 below is authorised in terms of its constitutional documents to provide the relevant security;

2.1.6.	that the Customer has furnished the Bank with a written confirmation, along the lines of the enclosed specimen or in a format otherwise acceptable to the Bank, stating that the Facilities and the suretyship between:

2.1.6.1.	the Customer;

2.1.6.2.	Mix Telematics Africa (Proprietary) Limited (Registration Number: 2004/019797/07) (“Mix Telematics Africa”); and

2.1.6.3.	Mix Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07) (“Mix Telematics International”),

are within the amount authorised by it in terms of Mix Telematics International’s borrowing powers as provided for in its memorandum and articles of association;

2.1.7.	that Mix Telematics International signs the acknowledgement at the foot of this Offer.

2.2.	To the extent that the Bank allows the Customer to utilise the Facilities prior to the fulfilment of any or all the conditions precedent, the Customer shall be obliged to ensure the same are fulfilled upon the Bank requiring the Customer to do so (“the Deferred Conditions”).

2.3.	The above conditions precedent are inserted for the benefit of the Bank, who may waive any of the said conditions in its sole discretion.

2.4.	Subject to paragraph 2.2, with respect to any increased limit/s, the limit/s previously in place shall be applicable until such time as the said conditions precedent have been fulfilled, waived or become Deferred Conditions.

3.	Security

3.1.	Any security currently held by the Bank shall also constitute security for the Facilities.

3.2.	In addition and without prejudice to any security already held by the Bank, the Bank requires the following as security for all the Customer’s and Additional Parties’ (as defined below) indebtedness to the Bank from time to time, all such security to be in form and substance satisfactory to the Bank:

3.2.1.	cross suretyships between the following parties:

3.2.1.1.	the Customer;

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3.2.1.2.	Mix Telematics Africa; and

3.2.1.3.	Mix Telematics International.

3.3.	The Bank hereby confirms that the following security will be released upon receipt by the Bank of the security referred to in paragraph 3.2, in a form and substance satisfactory to the Bank:

3.3.1.	Omnibus Suretyship and Cession of Claims dated 06 November 2007 between:

3.3.1.1.	the Customer;

3.3.1.2.	Mix Telematics International;

3.3.1.3.	Mix Telematics Africa;

3.3.1.4.	Control Instruments Omnibridge Limited (a company incorporated according to the laws of the United Kingdom) Registration Number: 5998818) (“Control Instruments Omnibridge”);

3.3.1.5.	Mix Telematics Technology Holdings (Proprietary) Limited (Registration Number: 1999/007611/07);

3.3.1.6.	Sunstore Limited (a company incorporated according to the laws of Cyprus) (Registration Number: 195070);

3.3.2.	Omnibus Suretyship and Cession of Claims dated 08 January 2010 between:

3.3.2.1.	the Customer;

3.3.2.2.	Mix Telematics Africa;

3.3.2.3.	Mix Telematic Enterprise SA (Proprietary) Limited (Registration Number: 2008/008530/07);

3.3.3.	Unrestricted Cession of Book Debts dated 06 November 2007 by Mix Telematics Africa;

3.3.4.	Cascading Security Cession dated 07 November 2007 by Mix Telematics Africa in favour of;

3.3.4.1.	the Bank; and

3.3.4.2.	Investec Bank Limited (Registration Number: 1969/004763/06) (“Investec Bank”); and

3.3.5.	Cascading Security Cession dated 07 November 2007 by Control Instruments Omnibridge in favour of;

3.3.5.1.	the Bank; and

3.3.5.2.	Investec Bank.

4.	Additional Terms

4.1.	Additional Parties

4.1.1.

Members of the Customer’s group (being subsidiaries of the Customer and/or any other parties over which the Customer has ultimate Control) and any other parties requested by the Customer from time to time, as agreed to by the Bank in its sole discretion (“the Additional Parties”) are hereby expressly authorised by the Customer, and shall consequently be entitled, to

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utilise the Facilities together with the Customer as the Bank may with respect to both the Customer and the Additional Parties, from time to time in its sole discretion allow. Any amounts outstanding at any time in respect of the Facilities so utilised by any Additional Party and not discharged on due date by such Additional Party, shall be discharged in full by the Customer, immediately upon receipt by the Customer of the Bank’s written demand. Any such utilisation by an Additional Party shall be subject to the terms and conditions contained in this Facility Letter and shall further be subject to:

4.1.1.1.	all the conditions precedent contained in this Facility Letter having been fulfilled, waived or become Deferred Conditions;

4.1.1.2.	the aggregate amount of the utilisation of each of the Facilities by the Customer and the Additional Parties not at any time exceeding the Maximum Aggregate Limit for such Facility except to the extent the Bank, may in its sole discretion allow;

4.1.1.3.	the Additional Parties not being entitled to utilise such Facilities in the event the Facilities are terminated by the Bank by notice to the Customer, or otherwise in terms of this Facility Letter;

4.1.1.4.	the Additional Parties having signed this Facility Letter and any separate documentation pertaining to any Facility, should the Bank so require.

4.1.2.	Should the Bank offer (or have offered) its cash management service (“the Service”) to the Customer, any parties (“the Participating Parties”) which from time to time participate in the Customer’s cash management arrangement shall also be entitled to utilise the Customer’s overdraft facility subject to the provisions of this Facility Letter. The Participating Parties shall consequently be deemed to be included in the definition of “the Additional Parties” for purposes of this paragraph 4.1.

4.1.3.	Without prejudice to the Bank’s rights in terms of any other provisions of this paragraph 4.1, the Customer hereby indemnifies and holds the Bank harmless, against any loss or damage of whatsoever nature, which the Bank may suffer or sustain, arising from, or relating to the utilisation of the Facilities by any Additional Party in terms of this Facility Letter.

4.1.4.	“Control” for the purpose of paragraph 4.1 means, with respect to any party, the possession directly or indirectly of the power to direct or cause the direction of the management, or policies of such party, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

4.2.	Provision of Information

4.2.1.	The Customer, by its signature hereto, undertakes to furnish the Bank with:

4.2.1.1.	the Customer’s consolidated bi-annual management accounts which are to be delivered to the Bank by no later than the 75th day following the end of the period to which such accounts relate;

4.2.1.2.	signed copies of the consolidated audited financial statements of the Customer as soon as those financial statements are ready and available, but in any event within a period of 210 days from the end of the financial year to which they relate;

4.2.1.3.	signed copies of the audited financial statements of Mix Telematics Africa and Mix Telematics International as soon as those financial statements are ready and available, but in any event within a period of 210 days from the end of the financial year to which they relate;

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4.2.1.4.

a quarterly schedule of all Mix Telematics International’s outstanding book debts and other debts, to be delivered to the Bank by no later than the 25th day following the end of the period to which such schedule relates.

The said schedule is to incorporate an age analysis of such debts with full details being disclosed of each debt (including by not limited to the identity of the debtor and amount outstanding);

4.2.1.5.	such further information as the Bank may require, from time to time.

4.2.2.	The Customer will notify the Bank in writing at least 7 days in advance of any change of the Customer’s name during the currency of the Facilities and will on demand, provide the Bank with such information and/or documentation in support thereof as the Bank may request.

4.3.	Matters Requiring the Bank’s Consent

4.3.1.	The Customer, by its signature hereto, undertakes to the Bank that it will not and it will procure that its subsidiaries do not, without the Bank’s prior written consent:

4.3.1.1.	pledge, cede, mortgage, hypothecate or otherwise encumber or further encumber any of their movable or immovable assets to secure any liability of any nature provided that the Customer and any of its subsidiaries shall be entitled to do so up to a maximum aggregate amount of R50 000 000.00 (fifty million Rand);

4.3.1.2.	incur any further borrowings in excess of a maximum aggregate amount of R50 000 000.00 (fifty million Rand).

4.4.	Further Undertakings

4.4.1.	The Customer, by its signature hereto, undertakes to the Bank:

4.4.1.1.	that the security referred to in paragraph 3.2 above will be properly furnished to the Bank by no later than 31 March 2013 and that the parties as referred to in paragraph 3.2 above provide the Bank with the resolution/s adopted by their board/s of directors, and the special resolution/s adopted by their shareholders, in terms of section 45 of the Companies Act (as defined in paragraph 4.3.1.1 above), in respect of the proposed cross suretyship to be provided by parties to the Bank;

4.4.1.2.	that within each calendar month there will be wide fluctuations in the overall utilisation of the GSTBF.

4.5.	Customer Foreign Currency Account Overdraft Facility

4.5.1.	Without prejudice to any of the Bank’s rights under paragraph 2 of Appendix A, the Customer shall be entitled to utilise a maximum amount of R65 000 000.00 (sixty five million Rand) of the Maximum Aggregate Limit of the GSTBF in the form of a customer foreign currency account overdraft facility (“CFC Overdraft Facility”), provided that the Bank shall receive any and all receipts of monies from the Customer’s debtors and/or other members of the Customer’s group (being subsidiaries of the Customer and/or any other parties over which the Customer has ultimate Control) for an amount equal to or exceeding the amount to be utilised under the CFC Overdraft Facility by the Customer, which is due and owing to the Bank.

“Control” for the purpose of paragraph 4.5.1 means, with respect to any party, the possession directly or indirectly of the power to direct or cause the direction of the management, or policies of such party, whether through the ownership of voting securities (or other ownership Interest), by contract or otherwise.

4.5.2.	The Customer acknowledges that the utilisation of the CFC Overdraft Facility referred to in paragraph 4.5.1 above, must at all times be in accordance with the provisions of section E(B)(ii)(h) of the South African Reserve Bank Exchange Control Rulings, as amended.

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5.	Conflict

5.1.	The terms and conditions of this Offer Letter, any appendices to this Offer Letter and any separate written terms and conditions or written agreements relating to a Facility or to the Service, shall be read together, provided that should a conflict exist or arise:

5.1.1.	the separate terms and conditions relating to a particular Facility or to the Service shall prevail; and

5.1.2.	subject to paragraph 5.1.1 the contents of this Offer Letter shall prevail over any appendices hereto.

5.2.	To the extent there are any undertakings, warranties or the like by the Customer or any other party, contained in this Offer Letter or any of its appendices, such undertakings, warranties or the like do not in any way prejudice or detract from the Bank’s rights with respect to Facilities that are repayable or terminable in terms of paragraph 2 of Appendix A.

6.	Acceptance

6.1.	To indicate your acceptance of the aforegoing, kindly initial each page of the attached duplicate of this Offer Letter (including Appendices A and B and any other appendices hereto), sign the acknowledgement on the final page of the Offer Letter and return same to the Bank on or before 31 March 2013, when the offer contained in the Facility Letter expires (“the Expiry Date”). This Facility Letter shall be of no force or effect unless and until it is signed by both the Bank and the Customer.

6.2.	In the event that the Customer has not signed the aforementioned acknowledgement on or before the Expiry Date, the Bank may, without prejudice to any of the Bank’s rights with respect to the Facilities or at law, terminate the maximum aggregate limit/s in place in the Bank’s sole, unfettered discretion (whether in whole or part), whereafter all amounts outstanding in respect of such terminated limits shall be immediately due and payable to the Bank.

Yours faithfully

CHARMAINE STRYDOM
RELATIONSHIP MANAGER

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ACKNOWLEDGEMENT BY ADDITIONAL PARTY

TERMS AND CONDITIONS ACCEPTED

SIGNED AT Midrand ON 7 MARCH 2013.

FOR: MiX Telematics Limited (Registration Number: 1995/013858/06)

Signature:

Physical address:	Matrix Corner, Howick Close Waterfall Park, Bekker Road Midrand

Telephone No:	011 654 8279

Facsimile No:	011 654 8286

CONFIRMATION BY COMPANY SECRETARY

I, TANYA DE MENDONCA for Java Capital Trustees and Sponsors (Pty) Ltd, THE COMPANY SECRETARY OF THE CUSTOMER, DO HEREBY CONFIRM THAT THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE CUSTOMER:

☒	HAVE NOT BEEN AMENDED SINCE HAVING BEEN FURNISHED TO THE BANK;

☐	HAVE BEEN AMENDED BY THE SPECIAL RESOLUTION ENCLOSED HEREWITH.

*	Tick whichever applicable.

SIGNED AT JOHANNESBURG ON 7 MARCH 2013.

COMPANY SECRETARY

TERMS AND CONDITIONS ACCEPTED

~~SIGNED AT                      ON                      2013.~~

~~For: Mix Telematics Limited (Registration Number: 1995/013858/06)~~

~~Signature:~~

~~Physical Address:~~

~~Telephone No.:~~

~~Facsimile No.:~~

~~CONFIRMATION BY COMPANY SECRETARY~~

~~I,                                         , THE COMPANY SECRETARY OF THE CUSTOMER, DO HEREBY CONFIRM THAT THE MEMORANDUM AND ARTICLES OF ASSOCIATION / MEMORANDUM OF INCORPORATION OF THE CUSTOMER:~~

~~☐~~	~~HAVE/HAS NOT BEEN AMENDED SINCE HAVING BEEN FURNISHED TO THE BANK;~~

~~☐~~	~~HAVE/HAS BEEN AMENDED BY THE SPECIAL RESOLUTIONS ENCLOSED HEREWITH.~~

~~*~~	~~Tick whichever applicable~~

~~SIGNED AT                      ON                      2013.~~

~~COMPANY SECRETARY~~

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ACKNOWLEDGEMENT BY ADDITIONAL PARTY

TERMS AND CONDITIONS ACCEPTED

SIGNED AT Midrand ON 7 MARCH 2013.

FOR: MiX Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07)

Signature:

Physical address:	Blaauwklip Office Park 2
Cnr Strand and Webbers Vallei Roads
Stellenbosch 7600

Telephone No:	021 880 5500

Facsimile No:	021 880 1756

CONFIRMATION BY COMPANY SECRETARY OF MIX TELEMATICS INTERNATIONAL PROPRIETARY LIMITED

(Registration number: 1963/006970/07) (“MIX TELEMATICS INTERNATIONAL”)

I, TANYA DE MENDONCA for Java Capital Trustee and Sponsors (Pty) Ltd, THE COMPANY SECRETARY OF MIX TELEMATICS INTERNATIONAL, DO HEREBY CONFIRM THAT THE MEMORANDUM AND ARTICLES OF ASSOCIATION / MEMORANDUM OF INCORPORATION OF MIX TELEMATICS INTERNATIONAL:

☐	HAVE NOT BEEN AMENDED SINCE HAVING BEEN FURNISHED TO THE BANK;

☒	HAVE BEEN AMENDED BY THE SPECIAL RESOLUTION ENCLOSED HEREWITH.

*	Tick whichever applicable.

SIGNED AT JOHANNESBURG ON 7 MARCH 2013.

COMPANY SECRETARY OF MIX TELEMATICS INTERNATIONAL PROPRIETARY LIMITED

(Registration number: 1963/006970/07)

ACKNOWLEDGEMENT BY ADDITIONAL PARTY

TERMS AND CONDITIONS ACCEPTED

~~SIGNED AT                      ON                      2013.~~

~~For: Mix Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07)~~

~~Signature:~~

~~Physical Address:~~

~~Telephone No.:~~

~~Facsimile No.:~~

~~CONFIRMATION BY COMPANY SECRETARY OF ADDITIONAL PARTY MIX TELEMATICS INTERNATIONAL (PROPRIETARY) LIMITED (REGISTRATION NUMBER: 1963/006970/07) (“MIX TELEMATICS INTERNATIONAL”)~~

~~I,                                         , THE COMPANY SECRETARY OF MIX TELEMATICS INTERNATIONAL, DO HEREBY CONFIRM THAT THE MEMORANDUM AND ARTICLES OF ASSOCIATION / MEMORANDUM OF INCORPORATION OF MIX TELEMATICS INTERNATIONAL:~~

~~☐~~	~~HAVE/HAS NOT BEEN AMENDED SINCE HAVING BEEN FURNISHED TO THE BANK;~~

~~☐~~	~~HAVE/HAS BEEN AMENDED BY THE SPECIAL RESOLUTIONS ENCLOSED HEREWITH.~~

~~*~~	~~Tick whichever applicable~~

~~SIGNED AT                      ON                      2013.~~

~~COMPANY SECRETARY OF MIX TELEMATICS INTERNATIONAL (PROPRIETARY) LIMITED (REGISTRATION NUMBER: 1963/006970/07)~~

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MATRIX CORNER | HOWICK CLOSE | WATERFALL PARK | BEKKER ROAD | MIDRAND

PO BOX 12326 | VORNA VALLEY | 1686 JOHANNESBURG | SOUTH AFRICA

PHONE +27 11 654 8279 | FAX +27 11 654 8286

CONFIRMATION BY COMPANY SECRETARY

I, TANYA DE MENDONCA for Java Capital Trustees and Sponsors (Pty) Ltd, the Company Secretary of MiX Telematics Limited (Registration Number: 1995/013858/06) (“MiX Telematics”), do hereby confirm that the aggregate principal amount currently outstanding in respect of moneys borrowed, raised or secured by MiX Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07) (“MiX Telematics International”) and/or its subsidiaries, taking into account, but not limited to, the Facility Letter to be signed by MiX Telematics, inter alia, MiX Telematics International on or about the date of this confirmation, does not exceed the limit imposed by article 44 of the memorandum and articles of association of MiX Telematics International which currently read as follows:

“Article 44: Borrowing Powers

The directors may exercise all the powers of the company to borrow money and to mortgage or encumber its undertaking, property and uncalled capital or any part thereof and to issue debentures or debenture stock (whether secured or unsecured), whether outright or as security for any debt, liability or obligation of the company or any third party. However, the directors shall restrict the borrowings of the company so as to ensure that the aggregate amount at any one time owning by the company in respect of moneys borrowed by it shall not exceed the amount for the time being authorised by its holding company, if the company is a subsidiary of a holding company whose shares are listed on a stock exchange.”

For the purposes of this confirmation:

“Facility letter” shall mean the banking facilities letter from The Standard Bank of South Africa Limited to MiX Telematics dated 25 February 2013 (as amended, varied or supplemented from time to time) and

SIGNED AT JOHANNESBURG ON 7 MARCH 2013.

COMPANY SECRETARY

MiX Telematics Limited registration number 1995/013858/06	www.mixtelematics.com

DIRECTORS: SR BRUYNE (Chairman) | SB JOSELOWITZ (CEO) | R BOTHA | HR BRODY | TE BUZER | CH EWING | RA FREW | R FRIEDMAN | ML PYDIGADU | P ROJI | HG SCOTT | RA SHOUGH | CWR TASKER | AR WELTON

COMPANY SECRETARY: JAVA CAPITAL TRUSTEES AND SPONSORS PROPRIETARY LIMITED

DOCUMENT TO BE TYPED ON MIX TELEMATIC LIMITED’S LETTERHEAD

~~CONFIRMATION BY COMPANY SECRETARY~~

~~I,                                         , the Company Secretary of Mix Telematics Limited (Registration Number: 1995/013858/06) (“Mix Telematics”), do hereby confirm that the aggregate principal amount currently outstanding in respect of moneys borrowed, raised or secured by Mix Telematics International (Proprietary) Limited (Registration Number: 1963/006970/07) (“Mix Telematics International”) and/or its subsidiaries, taking into account, but not limited to, the Facility Letter to be signed by Mix Telematics, inter alia, Mix Telematics International on or about the date of this confirmation, does not exceed the limit imposed by article 44 of the memorandum and articles of association of Mix Telematics International which currently reads as follows:~~

~~“Article 44: Borrowing Powers~~

~~The directors may exercise all the powers of the company to borrow money and to mortgage or encumber its undertaking, property and uncalled capital or any part thereof and to issue debentures or debenture stock (whether secured or unsecured), whether outright or as security for any debt, liability or obligation of the company or any third party. However, the directors shall restrict the borrowings of the company so as to ensure that the aggregate amount at any one time owing by the company in respect of moneys borrowed by it shall not exceed the amount for the time being authorized by its holding company, if the company is a subsidiary of a holding company whose shares are listed on a stock exchange.”~~

~~For the purposes of this confirmation:~~

~~“Facility Letter” shall mean the banking facilities letter from The Standard Bank of South Africa Limited to Mix Telematics dated 25 February 2013 (as amended, varied or supplemented from time to time) and~~

~~SIGNED AT                              ON                              2013.~~

~~COMPANY SECRETARY~~

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APPENDIX A

GENERAL TERMS AND CONDITIONS

1.	Definitions

1.1.	In these Appendices A and B to the Facility Letter, words and phrases shall, unless the context indicates otherwise, or the relevant word or phrase is defined separately in this Appendix A to the Facility letter, bear the meanings assigned to them in the letter of offer (“the/this Offer Letter”) to which this document forms an appendix.

1.2.	The Offer Letter together with all appendices thereto is referred to as “the/this Facility Letter”.

1.3.	“Business Day” shall mean any day which is not a Saturday, Sunday or public holiday in South Africa and, in the case of an offshore loan, not a public holiday in the country of the currency in which the loan has been or is requested to be granted, or in the Isle of Man (in the case where the loan has been or is requested to be granted out of the Isle of Man).

1.4.	“Companies Act” shall mean the Companies Act 71 of 2008, as amended from time to time.

1.5.	“Old Companies Act” shall mean the Companies Act 61 of 1973 (as amended).

1.6.	The term “subsidiary” shall bear the meaning prescribed in the Companies Act.

2.	Duration and Repayment of Facilities

2.1.	The maximum aggregate limit for each facility may be terminated by the Bank by notice to the Customer to that effect in which event the relevant facility/ies shall either be cancelled immediately or from any subsequent date stated in that notice; and/or

2.2.	The Bank may, by notice to the Customer, require all amounts outstanding under all or a particular facility/ies (or instrument/s) to be repaid immediately or by any later date stated in such notice; and/or

2.3.	The maximum aggregate limit for each facility may be reduced by the Bank by notice to that effect to the Customer, in which event all amounts in excess of the limit/s so reduced shall become immediately repayable.

2.4.	If a payment in terms of a facility falls due on a day which is not a Business Day, then such payment shall be made on the following Business Day, or if such day falls in the next calendar month and the Bank so requires, the immediately preceding Business Day, and the relevant interest period shall be adjusted accordingly.

3.	Interest

3.1.	Interest shall be

3.1.1.	payable at a rate which shall initially be determined and may subsequently be altered from time to time by the Bank;

3.1.2.	calculated on the basis of a 365 day year factor, irrespective of whether or not the year in question is a leap year and on the daily balance owing under a facility, notwithstanding that such balance may have been increased by the debiting of interest to such balance.

3.2.	Any excess availment above the agreed limit for a facility, shall without prejudice to any other rights the Bank may have, attract additional interest at a rate of 2.5% p.a.

4.	Exchange Control

Should the Customer (or any Additional Party) become subject to the provisions of Exchange Control Regulation 3(1)(f) the Customer warrants that the Facilities will be duly reported in the Exchange Control questionnaire (Form MP79(a)) submitted annually by the Customer (or Additional Party, as the case may be).

5.	Certificate

A certificate signed by any manager of the Bank (whose appointment or authority need not be proved) as to any amount owing to the Bank under the Facility Letter, the rates of interest and any other fact stated therein, shall, on its mere production, be prima facie proof of the content of such certificate.

6.	Penalty Interest

At any time after the occurrence of an event of default contained in paragraph 21 of this Appendix A to the Facility Letter headed “Events of Default”, the Bank shall be entitled to levy interest on any amounts owing under the Facilities and/or the Facility Letter at the rate of 2.5% (two comma five percent) per annum above “Prime” which is defined below, compounded monthly in arrears, without prejudice to any right which the Bank may otherwise have as a result of that breach, from the date of the occurrence of such breach up until and including the date of remedy of the breach or date of permanent repayment of all amounts owing under the Facilities and/or the Facility Letter, whichever is the earlier.

“Prime” is the publicly quoted basic rate of interest per annum ruling from time to time (as certified by any manager or director of the Bank, whose appointment it shall not be necessary to prove) at which the Bank lends on overdraft.

7.	Free of Deduction/Allocation of Payments

7.1.	All amounts paid to the Bank under the Facility Letter shall be made free of deduction. Should the Customer (or any Additional Party) be compelled by law to withhold or deduct any taxes or other charges from any amounts payable to the Bank, the amounts payable to the Bank shall be increased to the extent necessary to ensure that the Bank receives the amounts payable, free of such withhold or deduction.

7.2.	The Bank will be entitled to allocate any payments received under the Facility Letter to any indebtedness of the Customer (or any Additional Party) to the Bank.

8.	Warranties

The Customer by its signature hereto, represents and warrants to the Bank on the date of signature hereof and on each date upon which a facility is utilised, that:

8.1.	it has full power to enter into and perform in terms of the Facility Letter and has taken all necessary corporate and other actions to authorise the borrowings hereunder;

8.2.	it has complied with all laws to which it has been subject and it will comply with all laws to which it may be subject from time to time;

8.3.	the Facilities constitute legal, valid, binding and enforceable obligations of the Customer;

8.4.	all information provided by the Customer to the Bank in the course of the negotiations and discussions leading up to the signature of this Facility Letter are true and correct;

8.5.	no event of default (referred to in paragraph 21 of this Appendix A to the Facility Letter headed “Events of Default”) has occurred or is continuing.

9.	Environmental Responsibility

9.1.	The Customer and each Additional Party warrants and represents to the Bank that the Customer and all

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Additional Parties are in full compliance with all applicable laws, regulations and practices relating to the protection of the environment applicable to them in each jurisdiction in which the Customer and/or the Additional Parties conduct business (its/their “Environmental Responsibility”) and hereby undertakes to continue to do so for so long as the Customer and/or any Additional Party is indebted to or owes any obligations to the Bank.

9.2.	The Customer and each Additional Party warrants that it is not aware of any circumstances which may prevent full compliance by both the Customer and the Additional Parties with its/their Environmental Responsibility in future.

9.3.	The Customer and each Additional Party hereby indemnify the Bank against any loss, damage, claims, costs or any other liability, which may arise (because of this or any other banking facility and/or the Bank having an interest in the Customer’s assets) in respect of a breach of, or a failure, by the Customer and/or any Additional Party to meet its/their Environmental Responsibility.

10.	Change in Circumstances and Commitment Fee

10.1.	Notwithstanding anything contained in the Facility Letter to the contrary, if any change in or introduction of any law, regulations, ruling, directive, policy requirement, request and/or guidelines (whether or not having the force of law) or any other similar event with which the Bank or any of its divisions is obliged to comply and/or which is in accordance with the practice of a responsible banker, or any interpretation or administration thereof, and/or, without derogating from the generality of the aforegoing, if:

10.1.1.	any change in banking practice, as it affects or is applied generally by any financial institution in the Republic of South Africa; and/or;

10.1.2.	a requirement or a request by any authority, to pay taxes or other amounts whatsoever or to maintain special deposits or reserve assets; and/or

10.1.3.	any compliance by the Bank with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements) in respect of the Facility Letter; and/or

10.1.4.	any compliance with and/or application of (whether mandatory or not) any capital adequacy or similar requirements, including but not limited to the provisions of the International Convergence of Capital Measurement and Capital Standards (a revised framework) (i.e. BASEL II) by the Bank or any of its divisions, or any interpretation or administration thereof, results in any Increased Costs (as defined below), the Bank reserves the right to recover such additional costs from the Customer on demand.

10.2.	For the purposes of paragraph 10.1.4 above, “Increased Costs” shall mean any and all additional costs to, or reduction in the amount payable to, or a reduction in the overall return which would have been achieved by the Bank on its capital or regulatory capital but for the Bank having entered into, or which is attributable to the Bank entering into, performing its obligations, maintaining a commitment or funding its obligations under the Facility Letter.

10.3.	To the extent that the Bank is required to observe reserving requirements for maintaining unutilised facilities, the Bank reserves the right to levy a commitment fee at its usual rates prevailing from time to time and in accordance with normal banking practice, for keeping any unused portion of the Facilities at the Customer’s disposal.
11.	Security Valuation

11.1.	The Bank and the Customer agree that, should the Customer provide security over certain assets to the Bank (including but not limited to those secured by Special Notarial Bonds, General Notarial Bonds, Mortgage Bonds, Cessions of Mortgage Bonds, Pledges and Cessions of Unlisted Equities), then these assets may be valued by external valuators acceptable to the Bank and such assets may be valued by the Bank itself. The Customer agrees that such assets will be valued by the external valuators or the Bank itself, as the case may be, for so long as the Facilities are made available to the Customer.

11.2.	For the avoidance of doubt, the Bank and the Customer agree that where the Bank, and not any external valuator, is responsible for determining the value or any assets secured, the amount of such valuation and any cost incurred in the calculation thereof will be determined by the Bank in its sole, absolute and unfettered discretion. The Customer agrees that the costs of such valuation shall be borne by the Customer and payable on demand.

11.3.	In the event that any security is valued by external valuators acceptable to the Bank, the Customer agrees that the costs of such valuation shall be borne by the Customer and payable on demand. In addition, the Customer agrees that it will allow the Bank and, where applicable, the aforesaid external valuators and their agents such access as such party may require to all of the Customer’s books, documents and premises, including the right to take extracts therefrom and take copies thereof.

12.	Legal Charges

All legal costs and fees (on the attorney and client scale) and other charges and expenses in connection with the Facilities including but not limited to all costs incurred by the Bank in the enforcement of any of its rights under the Facility Letter, the registration and eventual cancellation of any bonds referred to in the Facility Letter, and any stamp duty due on the required security documents, will be for the account of the Customer and payable on demand.

13.	Whole Agreement, Variation of Terms, No Indulgence

13.1.	The agreement created upon acceptance of the Facility Letter by the Customer shall constitute the whole agreement between the Bank and the Customer relating to the subject matter of the Facility Letter.

13.2.	Save for an amendment referred to in paragraph 20 of this Appendix A to the Facility Letter headed “Switching between Facilities” or any alteration of the interest rate in terms of paragraph 3.1.1 of this Appendix A to the Facility Letter, no addition to, variation, or amendment, or consensual cancellation of any of the terms contained in the Facility Letter shall be of any force or affect unless it is recorded in writing and is signed on behalf of the Bank by one of its authorised officials and accepted by the Customer.

13.3.	No indulgence shown or extension of time given by the Bank shall operate as an estoppel against the Bank or waiver of any of the Bank’s rights unless recorded in writing and signed by the Bank.

13.4.	The Bank shall not be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the conclusion of any agreement and/or whether it was negligent or not.

13.5.	The Facility Letter supersedes and replaces all previous facility letters entered into between the Bank and the Customer in its entirety with effect from the

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date that this Facility Letter is signed by both parties, is returned to the Bank in form and substance satisfactory to the Bank and becomes unconditional in accordance with its terms. In the event that a separate agreement for banking facilities (in terms of a separate facility letter and/or separate agreement) has been entered into with the Customer, this Facility Letter shall not supersede that separate facility letter and/or separate agreement.

14.	Severability

Each provision of the Facility Letter is severable, the one from the other and, it at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

15.	Governing Law and Jurisdiction

15.1.	The terms of the Facility Letter shall be governed by and interpreted in accordance with the laws of the Republic of South Africa.

15.2.	The Customer hereby irrevocably and unconditionally consents to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng, Johannesburg Division), or any successor to that division, in regard to all matters arising from the Facility Letter.

16.	Domicilium and Notices

16.1.	The Customer chooses as its domicilium citandi et excecutandi for all purposes in connection with the Facility Letter at the address set out under its acceptance of the Facility Letter.

Such domicilium may be changed to another physical address within the Republic of South Africa upon 14 days written notice to the Bank.

16.2.	Any notices sent or delivered to the Customer shall be deemed to have been received, if sent or delivered to the address nominated by the Customer in terms of this paragraph:

16.2.1.	by hand, on the date of delivery;

16.2.2.	by prepaid post, 7 days after the date of posting;

16.2.3.	by telex or telefacsimile, on the first Business Day following transmission.

16.3.	Notwithstanding anything to the contrary in this paragraph a written notice or other communication actually received by any party shall be adequate written notice was not sent to or delivered at its chosen address.

16.4.	The Bank and the Customer agree that whilst they may correspond via email during the currency of the Facilities for operational reasons, no formal notice required in terms of the Facility Letter, nor any amendment of or variation to the Facility Letter may be given or concluded via email or via any other data message, as such term is defined in the Electronic Communications and Transactions Act 25 of 2002.

17.	Cession

Neither the Customer nor any Additional Parties shall be entitled to cede or delegate their rights and/or obligations in terms of the Facility Letter to any party without the prior written consent of the Bank which consent shall be granted or withheld in the sole, absolute and unfettered discretion of the Bank.

18.	Disclosure of Information

18.1.	The Customer authorises the Bank to:

18.1.1	use any information provided to the Bank by the Customer for any purpose that the Bank may require from time to time;

18.1.2.	furnish Standard Bank Group Limited, any other subsidiary or associate company of Standard Bank Group Limited, and any cessionary of the Bank’s rights in terms hereof, with any information and documentation they may request regarding the Facilities, the Additional Parties or the Customer.

19.	Counterparts

The Facility Letter may be signed by the signatories hereto in counterparts and each signed copy shall together constitute on document.

20.	Switching between Facilities

The Customer shall be entitled to request that all or part of any unutilised portions of the maximum aggregate limit for a particular facility be allocated to another facility. Should the Bank agree to such request and whether such agreement is notified to the Customer or not, the maximum aggregate limits for the facilities in question shall be deemed to be amended accordingly. If a re-allocation is made in terms of this paragraph to a type of facility not previously granted, such new facility will be deemed to have been incorporated in the Offer Letter and accordingly in the definition of “the Facilities”, and the maximum aggregate limit for such facility shall be the amount allocated thereto.

In the event of the maximum aggregate limit (“the limit”) of any of the Facilities being exceeded at any time, the Bank may without notice and without prejudice to any of its other rights as a result of such breach, in its sole discretion elect to eliminate such excess by appropriating the whole or any portion of the limit/s allocated to the remaining Facilities which are not utilised to increase the limit of the facility which is in excess. The Bank shall also be entitled, but not obliged, to reallocate limits in terms of this paragraph to the extent a request from the Customer or an Additional Party to utilise a particular facility would cause the limit in respect of such facility to be exceeded.

21.	Events of Default

21.1.	For the purpose of the Facility Letter each of the following events shall be regarded as an event of default:

21.1.1.	if the Customer fails to pay any sum due by it to the Bank or to Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited, on the due date therefor;

21.1.2.	if the Customer defaults in the due and punctual performance of any other obligation under the Facility Letter or under any other agreement between the Customer and the Bank or between the Customer and Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited;

21.1.3.	if any representation or warranty or undertaking made or represented either in respect of the Customer in or pursuant to the Facility Letter or in any documents delivered under the Facility Letter, is not complied with or is incorrect (or becomes incorrect at any time) in any respect;

21.1.4.	if, at any time during the currency of the Facilities, the Customer is deemed to be unable to pay its debts in accordance with the provisions of section 345 of the Old Companies Act, becomes financially distressed (as such term is defined in section 128 of the Companies Act), fails to satisfy the solvency and

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liquidity test as set out in section 4 of the Companies Act, defaults in the payment of any of its debts (of whatsoever nature or amount) when due, or defaults generally in the payment of its liabilities;

21.1.5.	if, at any time during the currency of the Facilities, any process issued on a judgment, decree or order of any court in favour of a creditor of the Customer is returned by the sheriff or the messenger with an endorsement that he has not found sufficient disposable properly to satisfy the judgment, decree or order or that any disposable property found did not upon sale satisfy such process;

21.1.6.	if a resolution is taken by the members or shareholders of the Customer or the members or shareholders of any surety or guarantor for the Customer’s indebtedness to the Bank, to voluntarily wind-up any of the said parties or if any of the said parties or any of their assets become subject to any sequestration, liquidation or judicial management order, whether provisional or final, or if any trustee, liquidator, curator, judicial manager or any similar officer is appointed in respect of any of the said parties or any of their assets;

21.1.7.	if the Customer or any surety or guarantor for the Customer’s indebtedness to the Bank, is unable to pay its debts, suspends or threatens to suspend payment of all or a material part of (or of a particular type of) its indebtedness to any other creditors, commences negotiations or takes any other step with the view to the deferral, rescheduling or other re-adjustment of all of (or all of a particular type of) its indebtedness to creditors (or of any part of such indebtedness which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefits of its creditors or a moratorium is agreed or declared in respect of or affecting all or a part of the indebtedness of the Customer or of any surety or guarantor for the Customer’s indebtedness to the Bank (as the case may be);

21.1.8.	if an attachment, execution or other legal process is levied, enforced, issued or sued out on or against any assets of the Customer or of any surety or guarantor for the Customer’s indebtedness to the Bank, and is not discharged or stayed within 30 (thirty) days;

21.1.9.	if the board of directors of the Customer and/or board of directors of any surety or guarantor for the Customer’s indebtedness to the Bank, resolve that the said party voluntarily begins business rescue proceedings and be placed under supervision under section 129(1) of the Companies Act or if any steps of whatsoever nature are taken by the board of directors of any of the aforementioned parties with the objective of commencing business rescue proceeding;

21.1.10.	if an application is made by any person to place the Customer and/or any surety or guarantor for the Customer’s indebtedness to the Bank under, or an order is granted by a court of competent jurisdiction placing it under, supervision and commencing business rescue proceeding under section 131(1) of the Companies Act or if any steps of whatsoever nature are taken by any person in respect of any of the aforementioned parties with the objective of commencing business rescue proceedings;

21.1.11.	if at any time, the amount outstanding under a facility granted to the Customer exceeds the maximum aggregate limit for that facility, or the total amounts outstanding under all of the Facilities exceed the total of the maximum aggregate limits for each facility);

21.1.12.	if the performance of any rights or obligations under the Facility Letter becomes illegal, invalid or unenforceable for whatever reason or any security given to the Bank in respect of the Customer’s indebtedness to the Bank becomes illegal, invalid or unenforceable for whatever reason;

21.1.13.	if any other party which owes any obligations to the Bank in connection with the Facilities (including but not limited to obligations in terms of negative pledges, undertakings, security or subordinations), breaches any of such obligations;

21.1.14.	if the auditors of the Customer in any financial statements of the Customer published after the date of the last set of audited financial statements furnished to the Bank or if none have been so furnished, after the date of signature of the Facility Letter by the Customer, materially qualifies that annual statement in any respects or inserts a note in the supporting documents to that financial statement relating to any material irregularity;

21.1.15.	if there is a material deterioration in the Customer’s financial position.

“Material deterioration” shall mean material deterioration in the Bank’s reasonable opinion;

21.1.16.	if the Customer embarks on any process or concludes any transaction in terms of which the Customer assists, or proposes to assist its holding company to acquire its own (i.e. the holding company’s) shares or where the Customer acquires shares in its holding company;

21.1.17.	should the Bank become aware at any time, of a fact or circumstance (whether same was present at or before the time of acceptance of this Facility Letter by the Customer or arose thereafter), which in the reasonably exercised opinion of the Bank has, or could in the future have, a material adverse effect on the business, operations, performance, assets or prospects and financial condition of the Customer or any of its affiliates or an adverse effect on the Customer’s ability to perform any of its obligations to the Bank in terms of the Facility Letter, or which could prejudice the Bank’s position with respect to the Facilities in any other way;

21.1.18.	if the Customer embarks on any process or concludes any transaction in terms of which the Customer assists or proposes to assist a third party to acquire shares in the Customer or in a related or inter-related company (as such term is defined in the Companies Act) of the Customer in contravention of the provisions of section 44 of the Companies Act;

21.1.19.	should the Customer generally do or omit to do anything which may cause the Bank to suffer any loss or damage, including any reputational loss or damage;

21.1.20.	should the ultimate beneficial Control (as defined below) of the Customer change, without the Bank’s prior written consent, during the subsistence of the Customer vests in persons other than those who Control the Customer on the date that the Facilities are accepted by the Customer and/or should the shareholders of the Customer as at date of acceptance hereof by the Customer change, without the Bank’s prior written consent.

“Control” for the purposes of this paragraph means with respect to any entity, the possession directly or indirectly, of the power to direct, or cause the direction of the management, or policies or such entity, whether through the ownership of voting securities (or other ownership interest), by contract, or otherwise;

21.1.21.	should the Customer, any surety, guarantor or other security provider for the Customer’s indebtedness to the Bank, or any person or entity that owns, holds or controls (directly or indirectly), or derives any benefit (in any manner whatsoever) from, one or more of the aforesaid entities (each “Entity”) or the country in which an Entity is incorporated, become Sanctioned;

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21.1.22.	should the Customer use (or otherwise make available the proceeds of any of the Facilities for the purposes of financing, directly or indirectly, the activities of any person or entity which is Sanctioned or in a country which is subject to any Sanctions;

21.1.23.	should the Customer contribute or otherwise make available, directly or indirectly, the proceeds of any of the Facilities to any other person or entity if such party uses or intends to use such proceeds for the purpose of financing the activities of any person or entity which is Sanctioned or in a country which is subject to any Sanctions;

21.1.24.	should the Bank become aware, at any time, of a fact or circumstance (whether same was present at or before the date of signature of this Facility Letter or arose thereafter), which leads the Bank to believe or suspect that:

21.1.24.1.	any of the Customer’s bank accounts held with the Bank are being used fraudulently, negligently, for illegal or terrorist activities, or for any purpose that does not comply with any law; or

21.1.24.2.	the Customer is involved in any illegal or terrorist activities;

“Sanctioned” shall mean listed on all or any one of the Sanction Lists and/or subject to any Sanctions.

“Sanctions” shall mean sanctions imposed from time to time by any one of the following regimes:

•	Her Majesty’s Treasury of the United Kingdom (“HMT”);

•	the Office of Foreign Assets Control of the Department of Treasury of the United States of America (“OFAC”);

•	the United Nations Security Council (“UNSC”);

•	the European Union’s Common Foreign and Security Policy (“EU”).

“Sanction List” shall mean the Specially Designated Nationals and Blocked Persons List of OFAC and/or the UNSC list of persons or entities suspected to be involved in terrorist related activities or the funding thereof and/or any other list of HMT and/or EU;

21.1.25.	if any other indebtedness of any of the Customer’s Group (being the Customer, and its subsidiary, associate and managed entities) is or is declared to be or is capable of being rendered due and payable before its agreed or normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due or within any applicable grace period in any agreement relating to that indebtedness or, as a result of any actual or potential default, event of default or the like (however described), any facility relating to any such indebtedness is or is declared to be or is capable of being cancelled or terminated before its agreed or normal expiry date, or any person otherwise entitled to use any such facility is not entitled to do so.

21.1.26.	if any of the above paragraphs apply to any Additional Party;

21.2.	The Bank may without prejudice to any other rights hereunder or at law, at any time after the happening of an event of default, by written notice to the Customer:

21.2.1.	decline any request by the Customer (or any Additional Party) to draw down any further monies under the Facilities (or any one or more of them) and/or to further utilise or avail of any of the Facilities (or any one or more of them) and/or terminate the Facilities forthwith; and/or

21.2.2.	require on demand payment of all indebtedness under the Facilities (or any one or more of them) which is then outstanding and whether or not it is then due for payment, and upon any such demand all that indebtedness shall immediately become due and payable; and/or
21.2.3.	require on demand payment of all breakage costs the Bank may have incurred or sustained, being all costs, losses and/or reduced receipts which the Bank may have sustained or incurred in relation to the termination or modification of any arrangements the Bank may have made on account of or in respect of funds borrowed, contracted for or utilised to fund any amount payable or advanced under the Facilities; and/or

21.2.4.	require on demand cash security for any contingent liabilities under the Facility Letter to the Bank.

21.3.	The Bank’s rights under this paragraph shall not be exhaustive but shall be in addition to and without prejudice to any other rights which it may have under the Facility Letter or the law.

21.4.	The contents of this paragraph shall not derogate from the Bank’s rights in relation to any Facilities which are repayable and/or terminable on demand.

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APPENDIX B

TERMS AND CONDITIONS OF SPECIFIC FACILITIES

1.	Definitions

The provisions of paragraph 1 of Appendix A to the Facility Letter headed “Definitions” are repeated.

2.	Availment of Specific Facilities

The Customer shall, unless the Bank agrees otherwise, only be entitled to avail of those Facilities referred to in the Offer Letter, which Facilities shall in addition to the terms and conditions contained in the Offer Letter and any other appendices thereto and any separate agreement pertaining to such Facilities, be subject to the relevant terms and conditions for each facility as set out in this Appendix B to the Facility Letter.

3.	GSTBF

3.1.	Availability

3.1.1.	Subject to the availability of a particular instrument at a particular time and any contrary indication in the Offer Letter or thereafter, the Customer may utilise any of the instruments referred to below and any other instruments the Bank may from time to time offer to the Customer as part of the GSTBF provided that the aggregate amount outstanding at any point in time, under such instruments together with any limit afforded to the Customer for a Revolving Credit Facility, shall not exceed the aggregate maximum limit granted to the Customer for GSTBF and, neither the Customer nor any of the Additional Parties shall be entitled to utilise an instrument to the extent that such utilisation would result in the said aggregate maximum limit being exceeded.

3.1.2.	For the purposes of paragraph 3 of this Appendix B to the Facility Letter, the term “instrument” shall mean an instrument with a maturity which is less than one calendar year.

3.2.	Instruments comprising GSTBF

3.2.1.	Overdraft (excluding Customer Foreign Currency Account Overdraft “CFC Overdraft”))

3.2.1.1	Interest

The rate of interest on the overdraft shall be prime less 1.2%. “Prime” is the publicly quoted rate of interest per annum (as certified by the manager of the Bank, whose appointment it shall not be necessary to prove) at which the Bank lends on overdraft.

Such interest will be payable in arrears and be debited to the relevant current account on a day convenient to the Bank, once in each calendar month in arrears.

3.2.2	CFC Overdraft

3.2.2.1	Interest

The rate of interest on the CFC Overdraft shall be:

3.2.2.1.1	2.85% plus Libor (Euro). “Libor” for the purposes of this paragraph 3.2.2.1.1 is the London Inter Bank Offer Rate denominated in Euro as quoted by the Reuters Screen LIBOR 01 Page, or any successor or replacement page, at or about 11:00am London time on the date upon which interest is payable; or

3.2.2.1.2.	2.9% plus Libor (USD). “Libor” for the purposes of this paragraph 3.2.2.1.2 is the United States Dollar London Inter Bank Offer Rate as quoted by the Reuters Screen LIBOR 01 Page, or any successor or replacement page, at or about 11:00am London time on the date upon which interest is payable

For the purposes of paragraphs 3.2.2.1.1 and 3.2.2.1.2, interest will be payable in arrears and be debited to the CFC Overdraft account on a day convenient to the Bank, once in each calendar month in arrears.

3.2.2.	Call Loans

Interest

The rate applicable to each call loan, shall be the rate quoted to the Customer (or an Additional Party) by the Bank prior to the availment of each such call loan and the Bank shall be entitled to adjust the rate at its discretion on a daily basis. Interest shall be payable monthly in arrears on dates convenient to the Bank in each calendar month and on the date of repayment of a call loan.

3.2.3.	Short Term Loans

Interest

The rate applicable to each short term loan shall be the rate quoted by the Bank to the Customer (or an Additional Party) prior to the availment of each such short term loan. Interest shall be payable on the due date for repayment of a short term loan unless otherwise agreed between the Bank and the Customer (or an Additional Party).

Repayment

Subject to the Bank’s rights in terms of paragraph 2 of Appendix A to the Facility Letter headed “Duration and Repayment of Facilities”, all amounts outstanding under each short term loan shall be repayable at the end of a period as stated by the Bank to the Customer (or any Additional Party) for each short term loan prior to the advance of each short term loan.

3.2.4.	Offshore Trade and Working Capital Loans

3.2.4.1	Offshore Loans provided by Standard Finance (Isle of Man) Limited (“SFL”) or Standard Bank Plc (“SBL”):

The availment of this Facility shall be subject to SFL or SBL having agreed to grant the Customer (or Additional Party) such facility and the Customer (or the Additional Party, as the case may be) having accepted SFL’s or SBL’s separate terms and conditions pertaining to such facility (as the case may be).

For the purposes of calculating the amount outstanding under the GSTBF, amounts owed to SFL or SBL under this facility shall also be taken into account and the equivalent rand amount utilised under this facility shall be calculated by notionally converting the balance outstanding under this facility on a daily basis, to the rand equivalent using the Bank’s daily spot rate of exchange or the rate specified in an applicable forward exchange contract, as the Bank may in its sole discretion decide.

3.2.4.2	Offshore Loans provided by the Bank:

Interest

The rate applicable to each loan advanced by the Bank under this facility, shall be the rate quoted by the Bank to the Customer (or any Additional Party) prior to the advance of each such loan. Interest will be calculated on each loan on the basis of actual days elapsed on a 360 day period (or 365 days for certain currencies determined by the Bank, such as ZAR or GBP) and will be payable in arrears at the end of each consecutive interest period (the duration of which will be the period agreed upon by the Bank and the Customer (or any Additional Party) prior to the advance of each loan) and on the date of repayment of the loan, unless otherwise agreed by the Bank.

Availment

A request for a draw down under this facility must be made no later than 2 Business Days prior to the date of the proposed draw down and will be irrevocable once made.

Repayment

Subject to the Bank’s rights in terms of paragraph 2 of Appendix A to the Facility Letter headed “Duration

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and Repayment of Facilities”, all amounts outstanding under each loan shall be repayable at the end of a period as stated by the Bank to the Customer for each loan prior to the advance of each loan.

All amounts outstanding under each loan granted under this facility shall be repayable in the currency in which such loan was made.

Should the Bank terminate this facility and require repayment of all amounts outstanding thereunder, or should amounts otherwise fall due under a loan, the Bank shall be entitled, but not obliged, in its sole discretion, to advance funds under one of the other instruments made available under the GSTBF and to utilise the funds so advanced to settle or reduce the amounts owed to the Bank under this facility. Any funds advanced by the Bank in terms of this paragraph will be converted to the currency in which the offshore loans were made available, at the Bank’s spot rate of exchange on the day on which the funds are used to settle or reduce the amounts outstanding under this facility or in the Bank’s sole discretion the forward exchange rate provided for in any forward exchange contract which may be in force at the relevant point in time.

Calculation of Rand Amount Utilised

For the purposes of calculating the total rand amount utilised under the GSTBF, the balance outstanding under this facility shall be notionally converted on a daily basis to the rand equivalent using the Bank’s daily spot rate of exchange.

Exchange Control Approval

This facility may only be utilised to the extent that such exchange control approval as may be required, has been obtained (proof of which has been furnished to the Bank).

4.	Derivative Products Trading Facility

4.1.	Subject to any restrictions which the Bank, in its sole discretion, may impose on the maximum tenor of any Derivative Transaction(s) and subject further to paragraph 4.5 below, the Customer may enter into Derivative Transaction(s) with the Bank. For the purposes of this Facility Letter, “Derivative Transaction(s)” shall mean one or more of the following transactions:

4.1.1.	any over the counter transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transactions, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions);

4.1.2.	any type of transaction which is similar to any transaction which is referred to in paragraph 4.1.1 above that is currently, or in the future becomes, recurrently entered into in the financial markets; and

4.1.3.	any combination of these transactions.

4.2.	If the Bank and the Customer have entered into a 1992 or 2002 ISDA Master Agreement as published by the International Swaps and Derivatives Association (“ISDA”), together with the schedule and any relevant addenda thereto (collectively an “ISDA Agreement”), then all Derivative Transactions entered into between the Bank and the Customer will be governed by the ISDA Agreement (unless specifically stated to be governed by another agreement).

If the Bank and the Customer have not yet entered into an ISDA Agreement, it is recorded that they intend to enter into one, based on the Bank’s standard form of schedule. Until such time as this has been executed, the Customer and the Bank agree to be bound by (and that all Derivative Transactions entered into between them, unless specified in another agreement to the contrary, will be subject to) the 2002 ISDA Master Agreement as published by ISDA, with a schedule that contains the following information only:

4.2.1.	“Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of this Agreement to all Transactions in each case starting from the date of this Agreement, provided, however, that failure by any party to the Agreement to effect net settlement in the manner contemplated as a result of Multiple Transaction Payment Netting being made applicable, shall not constitute a breach of this Agreement, nor shall it give rise to an Event of Default as contemplated in Section 5 (a) of this Agreement;

4.2.2.	the Termination Currency will be ZAR;

4.2.3.	the addresses referred to in Section 12(a) of the Master Agreement shall be:

4.2.3.1.	in respect of the Bank;

Attention: The Legal Manager, Legal (Risk),

Standard Bank Centre

3 Simmonds Street

Johannesburg

2001

Telephone No. (011) 636-7327

Fax No. (011) 636-2387;

4.2.3.2.	In respect of the Customer, the address set out under its acceptance of this Facility Letter;

4.2.4.	the Governing Law in terms of Section 13(a) is South African Law and each party submits to the non-exclusive jurisdiction of the High Court of South Africa (South Gauteng, Johannesburg Division) or any successor to that Division;

4.2.5.	the representation in Section 3(g) (No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity) will apply;

4.2.6.	Cross Default. The “Cross Default” provisions of Section 5(a)(vi) of the ISDA Agreement will be limited to the Customer, provided that the following proviso will be inserted at the end of Section 5(a)(vi) of this Agreement: “Provided however, that notwithstanding the foregoing, an Event of Default will not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature; and (b) funds were available to such party to enable it to make the relevant payment when due, and (c) such relevant payment is made within three Local Business Days after notice of such failure is given by the other party.”

For purposes of Section 5(a)(vi), “Threshold Amount” means, with respect to the Customer, R100 000.00 (one hundred thousand Rand);

4.2.7.	Additional Termination Event. The following “Additional Termination Event” shall apply in respect of the Customer, with the Customer as the sole Affected Party:

“A material adverse change in the financial condition, business, operations or net assets of the Customer or any Specified Entity of the Customer occurs, as determined by the Bank, such that the Bank has reasonable grounds to believe that the Customer will be unable to fulfill its obligations under this Agreement or there is a material adverse impact on its business prospects”;

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and such agreement and schedule will, together with any Confirmations forming part thereof, prevail over the terms of the Facility Letter to the extent that a conflict exists between the two.

4.3	The Maximum Aggregate Limit of the Derivative Products Trading Facility represents the maximum aggregate exposure that the Bank is willing to make available to the Customer in respect of all Derivative Transactions which the Customer may enter into with the Bank at any time, taking into account, where applicable, any netting and/or margining arrangements which may be in place between the Bank and the Customer in terms of or pursuant to the ISDA Agreement. The Customer’s utilisation of the Derivative Products Trading Facility at any one time shall be equivalent to the Potential Future Exposure of all unmatured Derivative Transactions between the Customer and the Bank at such time, calculated in accordance with paragraph 4.4 below and taking into account any applicable netting and/or margining arrangements as described above.

4.4	For the purposes of this Facility Letter, “Potential Future Exposure” or “PFE” means the Bank’s estimate at such time, in its sole, absolute and unfettered discretion and using the methods of calculation outlined in this paragraph 4.4, of what the Customer could, in a moderately adverse environment, owe to the Bank at a point of time in the future in respect of any unmatured Derivative Transaction(s) between the Bank and the Customer at the time of estimation. The Bank will calculate the PFE of each Derivative Transaction by using its internal and proprietary risk management models (which models have been developed in accordance with generally accepted risk management principles and may be updated and/or modified from time to time by the Bank in its sole discretion) which, in the calculation of the PFE of each Derivative Transaction, take into account the mark-to-market value thereof (calculated as the difference between the current market value of the transaction and the contract price), adjusted for various credit risk factors including, but not limited to, the tenor of the relevant transaction and the volatility of the market factor which, depending on the nature of the transaction, may have the greatest impact on the future market value thereof. Accordingly, the PFE of all unmatured Derivative Transactions between the Bank and the Customer may fluctuate in line with the movement of underlying market factors, which may result in a reduction of the amount of the Derivative Products Trading Facility available for further Derivative Transactions and may also cause the Maximum Aggregate Limit of such facility to be exceeded.

4.5.	Should the Maximum Aggregate Limit of the Derivative Products Trading Facility be exceeded for any reason whatsoever, including but not limited to adverse market movements, the Bank may refuse to enter into any further Derivative Transactions with the Customer until such time as the Customer’s utilisation of the Derivative Products Trading Facility falls below the Maximum Aggregate Limit for such facility.

4.6.	For the purposes of this paragraph, “the Customer” shall mean the Customer and/or any Additional Parties to the extent either the Customer and/or the Additional Parties are allowed to utilise the Derivative Products Trading Facility.

5.	Guarantee and Letter of Credit Facilities

5.1.	The aggregate amount of any and all guarantees and letters of credit issued by the Bank under guarantee and letter of credit facilities respectively shall at no time exceed the maximum aggregate limits for the respective facilities.

5.2.	The rate of commission applicable to each guarantee and letter of credit issued shall be agreed upon at the time the request to issue the guarantee or letter of credit is made, or alternatively, in the absence of such agreement, the Bank’s usual rates of commission shall apply and shall be paid on demand by the Customer.

5.3.	Guarantees and letters of credit will only be issued by the Bank under the guarantee facility or letter of credit facility (as the case may be) in formats which are approved of by the Bank and upon the signature on behalf of the Customer (or the relevant Additional Party, as the case may be) of the Bank’s usual form of application for the issue of a guarantee or letter of credit (as the case may be).

6.	Vehicle and Asset Finance

6.1.	Utilisation of this Facility shall be subject to the following specific conditions precedent being met, prior to each requested drawdown date (“each/the Request”):

6.1.1.	that the asset/s being acquired by the Customer (“the Asset/s”) have been approved by the Bank, which approval may require a formal valuation of such Asset/s undertaken by a formal valuation of such Asset/s undertaken by a valuator appointed or approved by the Bank, the costs of such valuation will be paid on demand by the Customer;

6.1.2.	that the Bank has received written confirmation from the Customer that it has inspected the Asset/s and a formal acknowledgement to release the Asset/s has been signed by the Customer;

6.1.3.	that the supplier of the Asset/s has been specifically approved by the Bank;

6.1.4.	that the Bank is furnished with written confirmation (in form and substance acceptable to the Bank) that such insurance cover as the Bank may require, from an Insurer(s) acceptable to the Bank, is in force and effect in respect of the Assets (all such cover to be at levels and in respect of such risks as meets with the satisfaction of the Bank); and

6.1.5.	that the Bank is furnished with any security, further documentation that the Bank may require or further conditions imposed by the Bank in its sole, absolute and unfettered discretion.

6.2.	For the sake of clarity and the avoidance of doubt, it is specifically recorded that, in addition to the provisions of paragraph 6.1 above, in order to observe current regulatory requirements the Bank is required to undertake individual risk assessments upon each Request by the Customer, and consequently availment by the Customer of the Maximum Aggregate Limit of the Vehicle and Asset Finance facility is not guaranteed. The pricing, tenor, deposit and any other conditions in respect of each Request will be subject to negotiation at the time of receipt by the Bank of the Request. The Bank shall be entitled, in its sole, absolute and unfettered discretion, to approve or decline the Request and if approved, to stipulate such condition/s as the Bank may require.

7.	Credit Card, Cheques Marked, Vehicle and Asset Finance, Fleet Management Services, Term Loan, Preference Share Facility, Structured Finance Facility, any facility or instrument not specifically referred to in this Appendix B to the Facility Letter and which is offered by the Bank to the Customer now or in the future

7.1.	Utilisation of the above facilities/instrument is subject to the Bank’s usual terms and conditions pertaining thereto read together with the Facility Letter or, if so

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required by the Bank, to the Customer (or such Additional Parties, as the Bank may require) having accepted the Bank’s or other entity’s separate terms and conditions pertaining to the facility in question.

7.2.	In the event that any of the above facilities are partially or fully repaid in terms of the separate terms and conditions pertaining to the facility in question, and the Customer (or the relevant Additional Party, as the case may be) does not have a right to redraw such repayment/s in terms of the said terms and conditions, then the Maximum Aggregate Limit of such facility/ies, as set out in the table in paragraph 1 of the Offer Letter, shall automatically reduce in line with such repayment/s.

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